Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-155732

Subject to Completion, Dated August 3, 2010

Preliminary Pricing Supplement to Prospectus Supplement Dated November 18, 2009
and Prospectus Dated November 26, 2008

Pricing Supplement dated August     , 2010
(To Prospectus Supplement dated November 18, 2009
and Prospectus dated November 26, 2008)

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)
Secured Medium-Term Notes, Series G

CUSIP:	Mode of Distribution: [X] Underwritten [ ] Agented
Trade Date: August , 2010	[X] Banc of America Securities LLC
Original Issue Date/Settlement Date: August , 2010	[ ] Barclays Capital Inc.
Principal Amount: $ ,000,000	[ ] BNP Paribas Securities Corp.
Price to Public: % of Principal Amount, plus	[ ] CastleOak Securities, L.P.
accrued interest from August , 2010 if settlement	[ ] Citigroup Global Markets Inc.
occurs after that date	[ ] Deutsche Bank Securities Inc.
Purchase Price: % of Principal Amount	[ ] Goldman, Sachs & Co.
Net Proceeds to Company: $	[X] J.P. Morgan Securities Inc.
Interest Rate: % per annum	[ ] Mitsubishi UFJ Securities (USA), Inc.
Interest Accrual Date: August , 2010	[ ] Mizuho Securities USA Inc.
Interest Payment Dates: February 15 and August 15,	[ ] Morgan Stanley & Co. Incorporated
commencing February 15, 2011	[X] RBS Securities Inc.
Regular Record Dates: February 1 and August 1	[X] Scotia Capital (USA) Inc.
Maturity Date: August 15, 2020	[ ] Toussaint Capital Partners, LLC
These Notes are DTC Eligible and will be issued in	[X] Wells Fargo Securities, LLC
book-entry form	[ ] The Williams Capital Group, L.P.

Redemption Provisions:

     The Secured Medium-Term Notes, Series G offered hereby (the “Secured Medium-Term Notes”) will be subject to redemption as described in the prospectus and prospectus supplement.

     Additionally, the Secured Medium-Term Notes will be subject to redemption at any time prior to the Maturity Date on not less than 30 days’ prior written notice to holders, either as a whole or in part, at the option of PSE&G, at a redemption price equal to the greater of (i) 100% of the principal amount of the Secured Medium-Term Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of accrued interest to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus        basis points (0.       %), plus, in either case, accrued interest thereon to the date of redemption.

     “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Secured Medium-Term Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Secured Medium-Term Notes to be redeemed.

     “Comparable Treasury Price” means, with respect to any redemption date, (i) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of five Reference Treasury Dealer Quotations, or (ii) if the Trustee is unable to obtain five Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so obtained.

     “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by PSE&G and acceptable to the Trustee.

     “Reference Treasury Dealer” means a primary U.S. Government Securities Dealer in the United States (a “Primary Treasury Dealer”) selected by PSE&G and acceptable to the Trustee.

     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Use of Proceeds:

     The net proceeds from the sale of the Secured Medium-Term Notes will be added to the general funds of PSE&G and will be used for general corporate purposes.